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                                                                  EXHIBIT 10.17

                             SETTLEMENT AGREEMENT

     This Settlement Agreement (this "Agreement"), dated as of January 29, 1998, is between Lawrence D. Duckworth, an individual ("Mr. Duckworth"), and Carreker-Antinori, Inc., a Texas corporation (the "Company").

                                   RECITALS

     Mr. Duckworth was formerly employed by the Company as the president of its Software Group, and as a member of its board of directors.

     Mr. Duckworth subsequently resigned from the Company's employment and from all other positions with the Company.

     Mr. Duckworth and the Company desire to fully and finally settle certain claims, to avoid continued or future disputes and controversies regarding those claims, to provide peace of mind for both parties, and to eliminate and forego the nuisance of possible litigation and the financial costs of such litigation.

     In consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties agree as follows:

     1. CANCELLATION OF STOCK OPTIONS. Outstanding stock options in favor of Mr. Duckworth with respect to 33,300 shares of Class B Non-Voting Common Stock of the Company, which options were granted on January 31, 1997, are hereby cancelled, and the related stock option agreements, also dated January 31, 1997, are hereby terminated.

     2. RECIPROCAL RELEASES. In consideration of Mr. Duckworth's agreements made in this Agreement, the Company knowingly, voluntarily, and intentionally agrees to, and does, settle, release, waive, and discharge Mr. Duckworth and his past, present and future affiliates, assigns, accountants, attorneys, consultants and other representatives (collectively, the "Duckworth Released Parties"), from any and all claims and causes of action, whether legal, equitable, or administrative, whether presently known or not known to the Company, and whether fixed or contingent, that the Company and/or its successors, assigns and/or any person on its behalf now holds, may ever hold or has held, known or unknown and may have or claim to have now or in the future against any one or more of the Duckworth Released Parties, concerning any and all matters arising up through the date of this Agreement; PROVIDED, HOWEVER, that the foregoing shall not constitute a settlement, release, waiver, or discharge of the Company's rights or obligations under (1) this Agreement, (2) that certain separation letter agreement dated August 4, 1997 between Mr. Duckworth and the Company (as the same is modified by this Agreement), (3) that certain Non-Competition Agreement dated January 31, 1997 between Mr. Duckworth and the Company, (4) that certain Employee Confidentiality Agreement dated January 31, 1997 between Mr. Duckworth and the Company, and (5) that certain Shareholders Agreement dated as of January 31, 1997 among the Company, Mr. Duckworth and others (the "Shareholders

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Agreement"), each of which shall survive this Agreement in accordance with its terms.

     In consideration of the Company's agreements made in this Agreement, Mr. Duckworth knowingly, voluntarily, and intentionally agrees to, and does, settle, release, waive, and discharge the Company, its predecessors, successors and past, present and future affiliates, employees, officers, directors, shareholders, partners, assigns, accountants, attorneys, consultants, other representatives, employee retirement, health and welfare benefit plans and the fiduciaries thereof and agents (collectively, the "Company Released Parties"), from any and all claims and causes of action, whether legal, equitable, or administrative, whether presently known or not known to Mr. Duckworth, and whether fixed or contingent, that Mr. Duckworth and/or his spouse, dependents, heirs, successors, and assigns and/or any person on his behalf now holds, may ever hold or has held, known or unknown and may have or claim to have now or in the future against any one or more of the Company Released Parties, concerning any and all matters arising up through the date of this Agreement including, without limitation:

A. claims arising from Mr. Duckworth's employment by the Company, including under his employment agreement with the Company;

B. claims arising from Mr. Duckworth's resignation and separation from the Company;

C. claims for Mr. Duckworth's salary, back pay, future pay, vacation pay, sick pay, severance pay, bonuses, all other compensation, past and future employee retirement, health and welfare benefits, and all other employee benefits;

D. claims for Mr. Duckworth's actual damages, compensatory damages, punitive damages, liquidated and unliquidated damages, attorneys' fees, costs, and expenses;

E. claims for all other injuries, losses, liabilities, or damages of any kind whatsoever allegedly caused to or suffered by Mr. Duckworth as a result of any alleged actions or inactions of the Company and/or the Company Released Parties;

F. claims which Mr. Duckworth raised or could have raised in a charge filed with the Equal Employment Opportunity Commission;

G. claims which Mr. Duckworth asserted or could have asserted arising under federal, state or local law, including, without limitation:

          1.   Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.
               Section 2000 ET SEQ., and other civil rights laws;
          2.   The Texas Commission on Human Rights Act, Tex. Labor Code Ann.
               Section 21.001 ET SEQ.;
          3.   The Americans with Disabilities Act, 42 U.S.C. Section 12101 ET
               SEQ.;
          4.   The Age Discrimination in Employment Act, as amended;


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          5.   The Equal Pay Act, 29 U.S.C. Section 206(d);
          6. Chapter 451 of the Texas Workers' Compensation Act, Tex. Labor Code Ann. Section Section 451.001-451.003, Article 8307c of the Texas Revised Civil Statutes, Tex. Rev. Civ. Stat. Ann. art. 8307c, and any other states' laws (including, without limitation, the laws of the state of Georgia);
          7.   The Family and Medical Leave Act;
          8.   The Employee Retirement Income Security Act, 29 U.S.C.
               Section 1001 ET SEQ.; and
          9. All wrongful discharge claims, all tort, intentional tort, and contract claims.

PROVIDED, HOWEVER, that the foregoing shall not constitute a settlement, release, waiver, or discharge of Mr. Duckworth's rights or obligations under
(1) this Agreement, (2) that certain separation letter agreement dated August 4, 1997 between Mr. Duckworth and the Company (as the same is modified by this Agreement), (3) that certain Non-Competition Agreement dated January 31, 1997 between Mr. Duckworth and the Company, (4) that certain Employee Confidentiality Agreement dated January 31, 1997 between Mr. Duckworth and the Company and (5) the Shareholders Agreement, each of which shall survive this Agreement in accordance with its terms.

     3. EMPLOYMENT REFERENCES. The Company will provide the following information concerning Mr. Duckworth in response to employment references: (a) dates of employment; (b) positions held; (c) that during his employment by the Company he exhibited a high level of energy, integrity and dedication to his work; (d) that, at Antinori Software, Inc., he played a crucial role in the negotiation and successful completion of the merger, (e) that during and after the merger, he had been very valuable in fostering cooperation among the merged companies and integrating the two organizations, (f) that he resigned; (g) that he handled the post-resignation leadership transition in a positive manner; and
(h) such other information as he and the Company mutually agree, in writing, to disclose.

     4. NO ADMISSION OF WRONG-DOING. The Company acknowledges that Mr. Duckworth's entry into this Agreement does not, in any way, constitute an admission of improprieties or other wrong-doing.

     5. FULL DISCLOSURE OF AGREEMENTS WITH RONALD R. ANTINORI. Mr. Duckworth represents to the Company that there are no agreements, arrangements or understandings between Ronald R. Antinori and Larry Duckworth, or between Ronald R. Antinori and/or his affiliates, considered as one party in interest, and Mr. Duckworth and/or his affiliates, considered as another party in interest, in both cases whether formal or informal, oral or in writing, except as disclosed to the Company previously, in writing, by Mr. Duckworth and attached to this Agreement as ATTACHMENT A.

     6. SURVIVAL. This Agreement, together with the agreements referenced in the provisos of Section 2 above as not being settled, waived, released or discharged, contains all of the terms, provisions, and understandings between Mr. Duckworth and the Company. No modification of


SETTLEMENT AGREEMENT - Page 3

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this Agreement can be made except in writing and signed by both parties.

     7. CONFIDENTIALITY. Mr. Duckworth and the Company agree to keep the terms of this Agreement, as well that a settlement was achieved, wholly and completely confidential, excluding only any disclosure (a) required by law (including disclosure obligations under applicable securities laws) and/or (b) by a party to its bankers (including investment bankers), accountants and counsel. Further, except as provided in Section 3, the parties agree to not disclose the facts, circumstances, and allegations that led to this Agreement, to any person or persons, excluding only any disclosure (a) required by law (including disclosure obligations under applicable securities laws) and/or (b) by a party to its bankers (including investment bankers), accountants and counsel.

     8. MISCELLANEOUS. This Agreement is binding on the parties and their representatives, heirs, and successors and assigns. This Agreement shall be governed by and interpreted under the laws of the State of Texas, without regard to conflict of laws. Mr. Duckworth acknowledges that the Company makes no representation whatsoever concerning the tax consequences, if any, of this Agreement to him. Mr. Duckworth agrees that he is solely responsible for payment of all of his federal, state, and local taxes, interest and penalties, if any, which are or may become due on account of this Agreement and agrees to indemnify, defend and hold harmless the Company from any liability for taxes that Mr. Duckworth owes or will owe on account of this Agreement. Each party represents and warrants to the other party that no claims settled, released, waived or discharged herein have been previously conveyed, assigned, or transferred in any manner, whether in whole or in part, to any person, entity, or other third party. Each party represents to the other that such party is relying on its or his, as applicable, own judgment in entering into this Agreement, and is not relying (and has not relied) on any statement or representation, not expressly set forth herein, of such other party (or any agent or affiliate of such other party). Mr. Duckworth expressly represents that he is competent and authorized to release and/or waive any claim he may have against the Company. If any portion of this Agreement is deemed unenforceable, void, voidable, or of no force and effect, then no other portion will be thereby affected, and the remainder of this Agreement will continue in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument; but in pleading or proving this Agreement, or any provision hereof, it shall not be necessary to produce or introduce any more than one of such counterparts. MR. DUCKWORTH ACKNOWLEDGES AND AGREES THAT HE HAS THE RIGHT TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH A PRIVATE ATTORNEY, HAS BEEN ENCOURAGED TO DO SO BY THE COMPANY, AND HAS DONE SO TO THE EXTENT HE DESIRES. MR. DUCKWORTH REPRESENTS AND AGREES THAT HE HAS THOROUGHLY AND CAREFULLY READ THIS AGREEMENT IN ITS ENTIRETY, THAT HE HAS HAD A REASONABLE TIME TO CONSIDER ITS TERMS, THAT HE FULLY UNDERSTANDS ALL OF ITS TERMS, AND THAT HE HAS NOT RELIED UPON ANY REPRESENTATIONS OR STATEMENTS, WHETHER WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT.


SETTLEMENT AGREEMENT - Page 4

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     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                       CARREKER-ANTINORI, INC.


                                       By: /s/ J.D. Carreker
                                           J.D. Carreker
                                           Chief Executive Officer



                                           /s/ Lawrence D. Duckworth
                                           LAWRENCE D. DUCKWORTH



Acknowledged as of the date
first written above.


/s/ Ronald R. Antinori
RONALD R. ANTINORI



SETTLEMENT AGREEMENT - Page 5

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                                 ATTACHMENT A


- Letter of Agreement dated October 24, 1995, as amended by that certain Amendment to Letter Agreement dated January 31, 1997 among Antinori Software, Inc., Mr. Duckworth and Ronald R. Antinori.

- Mr. Duckworth and Ronald R. Antinori have agreed that Mr. Duckworth's option to purchase shares of Company stock held by Mr. Antinori, further described in the Letter of Agreement and the Amendment to Letter Agreement referenced immediately above, is cancelled to the extent of 24,444 of such shares (being approximately one-half of the 48,889 total shares subject to such option, which total has been reduced pursuant to the adjustment procedure described in
Section 3 of such Amendment to Letter Agreement) and that Mr. Duckworth will exercise his option as to such 24,445 shares at a price of $4.3816 per share for a total of $107,108.02 on or before March 31, 1998.

- Release Agreement dated on or about the date hereof between Mr. Duckworth and Mr. Antinori.

- The Shareholders Agreement.

- None other.





Acknowledged as of the date
first written above.

/s/ Ronald R. Antinori
RONALD R. ANTINORI





SETTLEMENT AGREEMENT - Page 6